Exhibit 4.7

Lease Agreement

between

Leeds Investment I B.V. and ProQR Therapeutics I B.V.

Zernikedreef 9

2333 CK

Leiden

30 September 2019

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED

WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO

THE COMPANY IF PUBLICLY DISCLOSED.

LEASE AGREEMENT FOR OFFICE PREMISES

and other business premises within the meaning of Section 7:230a of the Dutch Civil Code

Model established by the Real Estate Council (ROZ) on 30-1-2015 and filed with the Clerk of the District Court at The Hague on 17-2-2015 and registered there under number 15/20. Also published on the website www.roz.nl.

This model may only be referred to and utilised if the text that has been filled in, added or modified is clearly recognisable as such. Any additions and amendments should preferably be incorporated under the heading ‘Special Provisions’. ROZ accepts no responsibility for adverse consequences arising from the use of the text of the model.

THE UNDERSIGNED

1.   The private company with limited liability Leeds Investment I B.V., registered in The Hague and having its offices at Koninginnegracht 12, 2514 AA The Hague, correspondence address: PO Box 82329, 2508 EH The Hague, email address: [***];

hereinafter referred to as the ‘Lessor’  or ‘Leeds’,

registered in the Trade Register of the Chambers of Commerce under number 68448139,

represented by Mr R.P.M. van Rossum and Mr R.M. Linders

AND:

2.  the private company with limited liability ProQR Therapeutics I B.V., registered and having its offices at Zernikedreef 9, 2333 CK hereinafter referred to as the ‘Lessee’  or ‘ProQR’,

registered in the Trade Register of the Chambers of Commerce under number 63634511 turnover tax number NL855325811B01 represented by Mr de Boer, CEO

The Lessor and the Lessee shall also be collectively referred to as the ‘Parties’,

Lessor’s initials	Lessee’s initials
Date: 30 September 2019

Version 1.0

WHEREAS:

-     The Lessee currently leases office and laboratory space together with common areas and 56 parking spaces on the ground, 1st and 2nd floors of the “Gaubius” office building, located at Zernikedreef 9 in Leiden, in each case as recorded in a lease agreement between Leeds’s predecessor-in-title and ProQR dated 1 January 2016 and the accompanying addenda 1, 2 and 3;

-     The Lessee has invoked the Right of First Refusal granted to it with respect to the lease of additional office and laboratory space, located on the 2nd floor of the “Gaubius” office building;

-     In connection with this the Lessor made an offer for lease to the Lessee on 13 June 2019 for the additional lease of approximately 1246.98 m2 of lettable floor space, being office space, laboratory space and common areas that will be renovated, located on the 2nd floor (building parts 1 and 3) forming part of the Gaubius office building;

-     The Lessor is also prepared to create and renovate, respectively, a new entrance area and canteen with meeting rooms on the ground floor of the “Gaubius” office building and to lease the same to the Lessee exclusively;

-     Further to this, the Parties entered into negotiations to agree a lease agreement with respect to the accommodation (including the new accommodation) for ProQR;

-     The Parties wish to record in this document their agreement concerning (i) the lease of the office and laboratory space on the 1st and 2nd floor and 70 parking spaces and (ii) the lease of the canteen with meeting rooms and reception on the ground floor for the benefit of ProQR;

-     The Parties still need to reach further agreement concerning a number of provisions, for which purpose a revised version of this lease agreement will be signed before the commencement of this Lease.

HAVE AGREED

The Leased Property, purpose

1.1 The Lessor hereby lets to the Lessee and the Lessee hereby rents from the Lessor approx. 4,794.61 m2  of lettable floor space, being office and laboratory space, meeting space/canteen and parking spaces at the property known locally as the Gaubius building, located at Zernikedreef 9, 2333 CK Leiden, recorded in the land register under section X number 4602, consisting of the following parts:
1.  approx. 910.94 m2  of lettable floor space, being meeting space/canteen, located on the ground floor (“Leased Property I”);
2.  approx. 1,246.98 m2  of lettable floor space, being office and laboratory space, located on the 2nd floor (“Leased Property II”)
3. approx. 2,614.37 m2 of lettable floor space, being office and laboratory space, located on the 1st and 2nd floors (“Leased Property III”);
and:
4.  seventy parking spaces located in the parking area belonging to the Leased Property and 22.32 m2 of lettable floor space, being storage space in the cellar (“Leased Property IV”).
Leased Properties I, II, III and IV shall be referred to collectively as the “Leased Property”.

The Leased Property is shown in greater detail in the measurement certificate numbered 190089 complying with NEN 2580 and dated 29 August 2019 attached to this Lease Agreement.  The (newly built) condition of Leased Properties I and II shall be recorded in further detail by the parties in a delivery report. The number of m2 of lettable floor space of Leased Property I is based on an estimate and will be finally established following renovation and delivery and recorded in a separate addendum to this Lease Agreement.

1.2 The Leased Property shall be designated via or by the Lessee solely for use as office space, laboratory space, meeting space/canteen,  storage and parking spaces for private vehicles.

1.3 The Lessee is not permitted to use the Leased Property for any purposes other than those stated in Article 1.2 without the prior written consent of the Lessor.

1.4 The maximum acceptable loading of the floors of the Leased Property shall be 250 kg/m2.

1.5 On commencing use of the Leased Property the Lessee shall receive a copy of the energy label, as referred to in the Energy Performance (Buildings) Decree, in respect of the Leased Property.

1.6 Prior to the date of commencement, the Lessee and the Lessor shall recalculate the surface areas stated in Article 1.1. If it turns out that the surface areas stated in Article 1.1 are incorrect, the Parties agree that a difference from the actual size of the Leased Property as determined on the basis of the

Lessor’s initials	Lessee’s initials
Date: 30 September 2019

measurement certificate (greater or lesser size) shall result in an adjustment of the (initial) rent. The rent established at that stage shall be recorded in a separate addendum to this Lease Agreement.

Terms and Conditions

2.1 The ‘GENERAL TERMS AND CONDITIONS FOR LEASE AGREEMENT FOR OFFICE PREMISES’ and other commercial premises in the meaning of Section 7:230a Civil Code’, filed with the court registry of the District Court at The Hague on 17-2-2015 and registered there under number 15/21, hereinafter referred to as the ‘General Terms and Conditions’, form part of this Lease Agreement. The Parties are cognisant of the contents of these General Terms and Conditions. The Lessee and Lessor have received a copy of these General Terms and Conditions.

2.2 The General Terms and Conditions referred to in Article 2.1 shall apply unless and insofar as this Lease expressly deviates from the same or where application of the same is impossible as regards the Leased Property.

Rental period, renewal and notice

3.1   This Lease enters into effect on 1 July 2020 or on such earlier date as Leased Properties I and II can be delivered up in accordance with the provisions of Articles 10.2 and 10.7 of the special provisions (hereinafter ‘the date of commencement’).

3.2   This Lease has been entered into for a period of 10  (ten)  years, starting on the commencement date to be increased by the period that Leased Property II may be able to be delivered up earlier.

3.3   After the period referred to in Article 3.2 has expired, this Lease shall, subject to notice of termination being given by the Lessee only,  continue for two consecutive periods of 5 (five) years.

3.4   This Lease shall subsequently, subject to notice of termination being given by the Lessor or the Lessee,  continue indefinitely.

3.5   This Lease can be terminated following the expiry of the periods referred to in Articles 3.2 and 3.3 or the expiry of that referred to in Article 3.4, by notice of termination by the Lessee or by the Lessor and the Lessee, respectively, as at the end of the current rental period, with due observance of a notice period of 12  (twelve)  months.

3.6   Notice of termination must be given by bailiff’s writ or by registered letter.

Rent, turnover tax, service costs, rent adjustment, payment obligations, payment period

4.1 The (initial) annual rent of the Leased Property is comprised as follows:

*      the rent for Leased Property I shall be €231,725.44 and is based on a rent of €254.38 per m2 of lettable floor space  (price reference date 1 January 2019). This rent is based on the weighted average of Leased Properties II and III.

*      the rent for Leased Property II shall be €362,650.36 and is based on a rent of €290.82 per m2 of lettable floor space (price reference date 1 January 2019);

*      the rent for Leased Property III shall be €619,640.31 (price reference date 1 January 2019) and is based on a rent of €237.00 per m2 of lettable floor space (price reference date 1 January 2019);

*      the rent for Leased Property IV shall be €72,401.70 and is based on a rent of €1,034.31 per parking space (price reference date 1 January 2019);

4.2 The parties agree that the Lessor will charge the Lessee turnover tax on the amounts payable.

4.3 The parties declare, while referring to Section 11 subsection 1 opening words under b. part 5 of the Turnover Tax Act 1968, that they have agreed to a rental subject to turnover tax. Furthermore, turnover tax will be charged on the payment due from the Lessee for goods and services supplied by or on behalf of the Lessor as laid down in Article 5 of this Lease Agreement and Article 18 of the General Terms and Conditions.

By signing this Lease Agreement, the Lessee declares that it intends to use or allow the Leased Property to be used for purposes which render it eligible for a full or substantial deduction of turnover tax further to Section 15 of the Turnover Tax Act 1968, this declaration being made in respect of the current agreement and all future agreements with the Lessor and/or its successors.

4.4 The Lessee’s financial year runs from 1 January up to and including 31 December.

 4.5 The rent for Leased Properties III and IV shall be adjusted annually, for the first time on 1  June 2021, in accordance with Articles 17.1 to 17.3 of the General Terms and Conditions. The rent per metre for Leased Property I shall be adjusted on the basis of any increase for Leased Property III. The initial rent

Lessor’s initials	Lessee’s initials
Date: 30 September 2019

for Leased Property II at the date of commencement shall remain unchanged for a period of 10 years and shall then be adjusted to the rent applicable at that time for Leased Property III.

4.6 The remuneration payable by the Lessee for supplies of goods and services to be provided by or on behalf of the Lessor shall be determined in accordance with Article 18 of the General Terms and Conditions.

A system of advance payments is applied to these payments with a later adjustment, as stated in the General Terms and Conditions.

4.7 The Lessee is no longer required to pay turnover tax on the rent if the Leased Property may no longer be leased with turnover tax, even though the Parties agreed to this. If this is the case, the compensation for turnover tax set out in Article 19.1 of the General Terms and Conditions will be applicable and this payment will be set out in advance in Article

4.8.  The Lessee’s payment obligations consist of the following components:

The following are payable per payment period of one calendar month on the date of entry of the Lease:

-	the rental charge;
-	the turnover tax due on the rent;
-	the advance payment for the remuneration for the supply of goods and services by the Lessor with the turnover tax incurred on the same;
-	the advance payment for energy costs with the turnover tax incurred on the same.

4.9 The periodical payments that the Lessee is to make to the Lessor on the basis of this Lease Agreement as set out in Article 4.8 shall be paid in a single amount by means of advance payments in euros and must be received in full by the Lessor before the first day of the period to which the payments relate.

4.10 Unless stated otherwise, all amounts in this Lease Agreement and the General Terms and Conditions forming part of this Lease Agreement are exclusive of turnover tax.

Costs of providing supplies and services

5.1. The following goods and services will be provided by or via the Lessor:

The Parties agree that at the start of the Lease the supplies and services shall include, as applicable and without limitation:

Building maintenance

•     Corrective maintenance (daily maintenance of building installations - technical management)

•     Preventive maintenance (periodic maintenance and checks of building installations)

•     Garden maintenance

Use of energy and water

•     Gas

•     District heating

•     Electricity

Water Risk management

•     Security and surveillance

•     Prevention / Emergency response procedures / Pest control

Supply of facility and materials

•     Supply of tools

•     Gases (laboratory materials)

Facility management

•     Service coordinator, reception, technical services project manager, handyman

Five per cent administration charge on the cost of supplies and services

The Parties agree that the level of service charges required by the Lessee will be recorded in a separate Service Level Agreement to be entered into at a later stage.

5.2   After due consultation with the Lessor,  the Lessee shall be entitled to alter the nature and scope of the supplies and services referred to in Article 5.1 or to let them lapse and to alter or adjust the advance payment payable by the Lessee. The annual advance payment for service charge at the start of this Lease is €105.00 (in words: one hundred and five euros) per m2 of lettable floor space and

Lessor’s initials	Lessee’s initials
Date: 30 September 2019

shall be recalculated and recorded before the commencement date. The advance payment for energy costs at the start of this Lease is €60.00 (in words: sixty euros) per m2 of lettable floor space.

~~Securities~~

~~6.1 Before the date of commencement the Lessee shall:~~

~~[arrange to provide a bank guarantee for / pay a security deposit*] to the value of €……… (in words:……….).~~

~~6.2 Interest [will/will not*] be paid on the security deposit.~~

Manager

7.1 Until the Lessor advises otherwise, the Manager shall be the Lessor.

7.2 Unless agreed otherwise in writing, the Lessee should contact the Manager in writing concerning the content of and all other matters relating to this Lease.

Incentives

8 The Parties declare that no incentives have been agreed between the Parties other than those stated in this Lease Agreement.

Asbestos/Environment

9.1 The Lessor is not aware that asbestos has been incorporated into the Leased Property. The fact that the Lessor is not aware of the presence of asbestos in the Leased Property expressly does not imply any guarantee on the part of the Lessor that no asbestos is present.

9.2 The Lessor is not aware that there is contamination in, on or at the Leased Property to such an extent that it would be necessary to take measures under any applicable legislation at the time of signing the Lease. The fact that the Lessor is not aware of the presence of contamination in, on or at the Leased Property at the time of signing the Lease expressly does not imply any guarantee on the part of the Lessor that no contamination is present.

Special provisions

10.  In supplementation and/or variation of the foregoing Articles of this Lease Agreement and the General Terms and Conditions accompanying this Lease Agreement, the Parties agree the following as special provisions.

These special provisions do not in principle alter the matters agreed, but, in the event of any conflict between the special provisions and the foregoing provisions of this Lease Agreement and/or its annexes and/or the General Terms and Conditions, the special provisions shall prevail.

State of delivery at start of Lease Agreement

10.1    After obtaining the necessary permit, the Lessor shall put in place on the 1st floor a roof terrace conforming to the “Gaubius Roof Terrace” design by Centrum Architects dated 13 June 2019, which is attached as an annex to and forms part of this Lease Agreement.

10.2    Before the start of the Lease, Leased Property II shall be renovated by the Lessor at the Lessor’s expense, in all aspects in accordance with the provisional design by Van Schie Architects dated 6 June 2019 (prepared in consultation with van Engelen and Krasselt) with accompanying cost estimate,  which is attached as an annex to and forms part of this Lease Agreement. With respect to this, the Parties agree as follows:

-     all the laboratory areas on the 2nd floor shall be adapted to comply with the current standard requirements for ML1 and ML2;

-     the laboratory-related equipment, such as fume cupboards, refrigerators and freezers and lab benches are excluded from the renovations and should therefore be installed at the Lessee’s expense;

-     industrial gases shall be provided by the Lessor up to the connection points above the suspended ceiling in the laboratories, with 1 connection per gas type for each lab module.

10.3    The state of delivery of Leased Property II shall be recorded in the delivery report prepared and signed by the Parties for that purpose. The delivery report shall also describe the state of the movable property, installations, facilities and/or equipment belonging to the Leased Property. Any defects on delivery shall be described in this delivery report.

10.4    If Leased Property II is not delivered up to the Lessee in accordance with Article 10.2, this shall constitute a defect within the meaning of this term in the legislation and the Lessor shall be obliged to remedy the defect(s) immediately and diligently.

10.5    If no delivery report as described in Article 10.3 is prepared, the Lessee declares that it is familiar with the Leased Property and requires no further description of it. The Lessee also declares that it has accepted the Leased Property at the start of this Lease in good condition and without

Lessor’s initials	Lessee’s initials
Date: 30 September 2019

defects.

10.6    If Leased Property II is not delivered up to the Lessee ready for use on 1 July 2020, the Lessor shall owe to the Lessee a penalty payable immediately on demand in the sum of €150,000.00. The term “ready for use” in this Article is understood by the Parties to mean that the Leased Property has been renovated in accordance with the Lessee’s provisional design with accompanying cost estimate and the design by Van Schie Architects  dated 6 June 2019,  which is attached as an annex to this Lease Agreement, and that the Lessee can furnish and start using the Leased Property without any reasonable objection.

The Lessor does not have to pay a penalty:

-         if delivery of the Leased Property is delayed as a consequence of the Lessee not having supplied input (on construction matters or otherwise) either at all or satisfactorily (including in good time) for the purposes of the renovation to be carried out by the Lessor, provided that the Lessor has notified the Lessee of this immediately in writing and has appointed a reasonable period for supplying this input after that notification and the Lessee has failed to do so; or

-         if the delayed delivery is due to materials required for the renovation not being available either at all or in sufficient quantities or any other force majeure situation applies and the Lessor has notified the Lessee of this immediately in writing.

Extension of the Leased Property to include canteen, meeting rooms and reception

10.7    After obtaining the necessary permit, the Lessor shall create on the ground floor of the “Gaubius” office building, for the exclusive use of the Lessee, a new entrance area and canteen with meeting rooms and reception, in all aspects in accordance with the design by Van Schie Architects dated 21 May 2019 with accompanying components estimate by Heijneman construction costs agency dated 28 May 2019, which is attached as an annex to and forms part of this Lease Agreement ('Leased Property I'). As long as TNO as fellow lessee in the "Gaubius" office building is not yet able to use the new office building that is being created at Sylviusweg 71, TNO shall be entitled to keep using Leased Property I. Prior to the commencement date, the Lessee and the Lessor shall make further arrangements with TNO regarding this and revise the Lease Agreement (including the rent and service charges) on the basis of the shared use by TNO for this limited period.

10.8    The Lessee declares that it is aware of the Municipality of Leiden’s plans to create a cycle path alongside the “Gaubius” office building using a strip of land from the plot that is being sold by the Lessor to the Municipality of Leiden for that purpose.

10.9       The state of delivery of Leased Property I shall be recorded in a delivery report prepared and signed by the Parties for that purpose that shall be attached to this Lease Agreement. The delivery report shall also describe the state of the movable property, installations, facilities and/or equipment belonging to the Leased Property. Any defects on delivery shall be described in this delivery report.

10.10     If no delivery report as described in Article 10.9 is prepared, the Lessee declares that it is familiar with Leased Property I and requires no further description of it. The Lessee also declares that it has accepted Leased Property I at the start of this Lease in good condition and without defects.

10.11   The term of the Lease for Leased Property I shall from the time of delivery match that of Leased Properties II, III and IV in terms of end date and including the agreed extension options.

10.12      If Leased Property I is not delivered up to the Lessee ready for use on 31 December 2020, the Lessor shall owe to the Lessee a penalty payable immediately on demand in the sum of €150,000.00. The term “ready for use” in this Article is understood by the Parties to mean that the Leased Property has been renovated in accordance with the Lessee’s provisional design with accompanying components estimate by Heijneman construction costs agency dated 28 May 2019 and the design by Van Schie Architects dated 21 May 2019 with accompanying estimate, which is attached as an annex to this Lease Agreement, and that the Lessee can furnish and start using the Leased Property without any reasonable objection.

The Lessor does not have to pay a penalty:

-         if delivery of the Leased Property is delayed as a consequence of the Lessee not having supplied input (on construction matters or otherwise) either at all or satisfactorily (including in good time) for the purposes of the renovation to be carried out by the Lessor, provided that the Lessor has notified the Lessee of this immediately in writing and has appointed a reasonable period for supplying this input after that notification and the Lessee has failed to do so; or
-         if the delayed delivery is due to materials required for the renovation not being available either at all or in sufficient quantities or any other force majeure situation applies and the Lessor has notified

Lessor’s initials	Lessee’s initials
Date: 30 September 2019

the Lessee of this immediately in writing.

Sub-letting

10.13  Further to Article 6.3 of the General Terms and Conditions, the Lessee is permitted to sub-let to companies/organisations affiliated to ProQR. If the Lessee proceeds to do this, if shall notify the Lessor in writing. No sub-lease may or can be entered into for a longer period than the main Lease. The Lessee warrants that and shall ensure that all other terms of this Lease Agreement and the General Terms and Conditions shall apply equally to the sub-lease situation. If this is not apparent from the draft sub-lease agreement provided by the Lessee to the Lessor, the Lessor shall be entitled to withhold consent to the proposed sub-lease.

10.14  Sub-letting to companies/organisations not affiliated to ProQR is only permitted with the prior written approval of the Lessor. The Lessor may give approval subject to conditions (including financial conditions).

Bank guarantee

10.15  The Parties agree that the Lessee shall not provide a bank guarantee. This varies the requirement for a bank guarantee in Article 24 of the General Terms and Conditions. Instead, ProQR Therapeutics N.V. shall ensure compliance with for the Lessee’s obligations under this Lease Agreement as a joint signatory to this Lease Agreement.

Alterations and/or changes to the Leased Property

10.16  With the exception of structural, construction and/or installation alterations and/or changes and alterations and/or changes to the outside of the Leased Property, the Lessee shall be entitled, subject to prior written approval by the Lessor, to make alterations and/or changes in or to the Leased Property during the term of the Lease Agreement, which term shall include any extensions. The Lessor shall not withhold approval on unreasonable grounds. The Lessor may give approval subject to financial and/or other conditions. Any alterations and/or changes approved by the Lessor shall be recorded in writing as an addendum to the delivery report.

10.17  The Lessee is responsible for applying for and obtaining any permits and/or exemptions and/or consents required (under public law or otherwise) for all alterations and/or changes described in this Article.

10.18  The Lessee shall bear the expense and risk of all maintenance, repair and renewal of any alterations and/or changes made by the Lessee under this Article. The Lessee is also obliged to take out and maintain adequate insurance for the aforementioned alterations and/or changes.

10.19  Any alterations and/or changes made by the Lessee in, on or to the Leased Property following the commencement date shall be removed by the Lessee at the end of the Lease, with a simultaneous obligation for the Lessee to deliver the Leased Property up to the Lessor in its original state without any damage, unless the Lessee has at the time of the approval by the Lessor described in this Article agreed with the Lessor, and this agreement is recorded, that it is not necessary to remove the alterations and/or changes at the end of the Lease. The Lessor shall in no circumstances be liable to make any payment for the alterations and/or changes in, on or to the Leased Property made by the Lessee pursuant to this Article.

Utilities

10.20  Further to Article 18.9 of the General Terms and Conditions, the Lessee is aware that the Leased Property does not have its own separate meters (usage meters) for the utilities. The Lessee shall pay its share in the advance payment for energy costs in accordance with the m2 apportionment formula, provided that the Lessor reserves the right to measure use with separate meters (usage meters) for the utilities.

10.21  Further to Articles 5.1, 5.2 and 8.2(b) of the General Terms and Conditions, the Lessee shall comply in full with all rules and requirements imposed by the utility companies. The Lessee shall indemnify the Lessor against all penalties, expenses and damage caused by or owed due to the actions of the Lessee or any persons or third parties for whom the Lessee is responsible.

Permits

10.22  Further to Articles 4.3 and 4.4 of the General Terms and Conditions, the Lessee and the Lessor agree that:

-     The Lessor does not have authorisation for DM-3 activities as part of its environmental permit  (omgevingsvergunning milieu);

-     The GMO (genetically modified organisms) permits must be applied for by the Lessee;

-     The Opium Act exemption (opiate permit) must be applied for by the Lessee;

Lessor’s initials	Lessee’s initials
Date: 30 September 2019

-     The Lessee must apply for its own animal testing permit to carry out animal testing;

-     The permits for the use of animal by-products for the purposes of education, research and diagnosis must be applied for by the Lessee;

-     Notification must be given to the Inspectorate SZW (Social Affairs and Employment) under Article 4.94 of the Working Conditions Decree before the Lessee commences intentional work with biological agents in class 2 or higher;

-     The Lessee is aware of the fact that the permit issued under the Environmental Permits (General Provisions) Act (wabo-vergunning) imposes requirements regarding the availability of certain information to the competent authorities.

10.23  The Lessee shall provide to the Lessor the following information (and any changes to the same): Name(s) of Biological Safety Officer(s) (BSO) responsible and Level of BSO responsible.  If during the term of this Lease any changes and/or facilities at, in or on the Leased Property or the building of which the Leased Property forms part are required pursuant to requirements and/or guidelines by the government or other bodies such as utility companies or the fire brigade, these changes and/or facilities shall be implemented by and at the expense of the Lessee, unless such changes and/or facilities are necessary as a consequence of the actions or omissions of the Lessor. The Lessor shall cooperate with the implementation of these changes and/or facilities. If the Lessor incurs costs as a result, these shall be payable by the Lessee.

Insurance

10.24   The Lessor is obliged to take out insurance (buildings insurance) for the Leased Property; the provisions of Article 21.1 to of the General Terms and Conditions shall apply in full, with the exception of the words “or Lessee” in Article 21.3.

Access

10.25  The Parties agree that the Lessee shall have access to the Leased Property 24 hours a day, 7 days a week.

Name signage

10.26  The Lessee is not entitled to affix (or arrange for another party to affix) any name or other signage on or at the Leased Property (including the facade of the Leased Property) or to change (or arrange for another party to change) any existing name or other signage on or at the Leased Property (including the facade of the Leased Property). The Lessee shall tolerate existing and/or new name or other signage affixed or to be affixed for the benefit of the Lessee or other users of the Leased Property and cannot derive from this any claims, in any form, against the Lessor or third parties related to the Lessor. The presence of name or other signage on the Leased Property (including the facade of the Leased Property) requires the prior written approval of the competent authorities. The Lessor shall make efforts to remove (or arrange for the removal of) the TNO logo from the Gaubius building prior to the commencement date for Leased Property I.

SIGNATURE PAGE WITH OVERVIEW OF THE ANNEXES ON THE NEXT PAGE

Lessor’s initials	Lessee’s initials
Date: 30 September 2019

Thus agreed and signed in duplicate,

Leiden	30 September 2019	Leiden	30 September 2019
place	date	place	date

ProQR Therapeutics I B.V.	Leeds Investment I B.V.
Mr/Mrs	Mr R.P.M. van Rossum

/s/ Daniel de Boer	/s/ R.P.M van Rossum
(Lessee’s signature)	(Lessor’s signature)

	place	date

In view of the provisions of

Article 10.17      place     date

ProQR Therapeutics N.V.	Leeds Investment I B.V.
Mr/Mrs	Mr R.M. Linders

/s/ Daniel de Boer	/s/ R.M. Linders
(Signature)	(Lessor’s signature)

Annexes:

-       measurement certificate with drawings numbered 190089 complying with NEN 2580 and dated 29 August 2019 on which the areas leased by the Lessee and the areas in common use are marked as such;

-       delivery report for Leased Properties I and II (to be added at time of delivery);

-       design of “Gaubius Roof Terrace” by Centrum Architects dated 13 June 2019;

-       provisional design of renovation of 2nd floor with accompanying cost estimate and the design by Van Schie Architects dated 6 June 2019;

-       design by Van Schie Architects dated 21 May 2019 with accompanying elements estimate by Heineman construction costs agency dated 28 May 2019;

-       energy label (to be added at time of delivery);

-       extract from the Trade Register of the Chamber of Commerce for the Lessee together with identification documents for director(s)

Lessee’s separate signature(s) confirming receipt of their own copy of the ‘GENERAL TERMS AND CONDITIONS FOR LEASE AGREEMENT FOR OFFICE PREMISES’ and other premises in the meaning of Section 7:230a Civil Code’ as referred to in Article 2.1.

Lessor’s initials	Lessee’s initials
Date: 30 September 2019